EXHIBIT D

BOARD AND COMMITTEE FEES

     The following table identifies the compensation that the Funds pay their Independent Board Members and the number of standing committee meetings held during the most recent fiscal year (for fiscal years ended on or before September 30, 2006).

Fund	Quarterly Fee	Annual Fee	Meeting Fee	Number of Board Meetings Held During Most Recent Fiscal Year	Number of Audit Committee Meetings Held During Most Recent Fiscal Year	Number of Nominating Committee Meetings Held During Most Recent Fiscal Year

Franklin California Tax-Free Income Fund, Inc.	$4,840*	N/A	$1,645*		2	9
Franklin California Tax-Free Trust	$2,915*	N/A	$780*		3	8
Franklin Capital Growth Fund	$2,010*	N/A	$630*		3	8
Franklin Custodian Funds, Inc.	$5,525*	N/A	$1,830*		5	8
Franklin Global Trust	$820*	N/A	$400*		3	8
Franklin Gold and Precious Metals Fund	$535*	N/A	$185*		3	8
Franklin High Income Trust	$3,030*	N/A	$990*		3	8
Franklin Investors Securities Trust	$2,885*	N/A	$860*		4	6
Franklin Managed Trust	$2,000	N/A	$1,075		5	1
Franklin Municipal Securities Trust	$1,050*	N/A	$600*		3	8
Franklin Mutual Recovery Fund	N/A	$7,500 (except chairman receives $15,000)	$5,000** ($2,000 for Special Board Meetings)		7	1
Franklin Mutual Series Fund	N/A	$52,500 (except chairman receives $105,000)	$5,000** ($2,000 for Special Board Meetings)		7	7
Franklin New York Tax-Free Income Fund	$3,395*	N/A	$1,150*		3	8
Franklin New York Tax-Free Trust	$765*	N/A	$255*		5	8
Franklin Real Estate Securities Trust	$680*	N/A	$200*		3	8
Franklin Strategic Mortgage Portfolio	$820*	N/A	$500*		5	8

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Fund	Quarterly Fee	Annual Fee	Meeting Fee	Number of Board Meetings Held During Most Recent Fiscal Year	Number of Audit Committee Meetings Held During Most Recent Fiscal Year	Number of Nominating Committee Meetings Held During Most Recent Fiscal Year

Franklin Strategic Series	$4,725*	N/A	$1,350*		3	8
Franklin Tax-Free Trust	$5,145*	N/A	$1,590*		3	9
Franklin Templeton Fund Allocator Series	$155*	N/A	$110*		4	7
Franklin Templeton Global Trust	$180*	N/A	$150*		4	6
Franklin Templeton International Trust	$920*	N/A	$400*		4	6
Franklin Templeton Money Fund Trust	No Fee	No Fee	No Fee		3	8
Franklin Value Investors Trust	$8,000	N/A	$3,925		4	1
Institutional Fiduciary Trust	$1,085*	N/A	$275*		3	8
The Money Market Portfolios	No Fee	No Fee	No Fee		3	8
Templeton China World Fund	N/A	$2,000	$200		3	3
Templeton Developing Markets Trust	N/A	$10,160	$1,100		3	5
Templeton Funds, Inc.	N/A	$24,000	$1,800		3	3
Templeton Global Smaller Companies Fund	N/A	$8,000	$400		3	3
Templeton Income Trust	N/A	$2,000	$200		3	3
Templeton Institutional Funds, Inc.	N/A	$13,924	$900		3	7

     * The actual fees paid to the Independent Board Members of these Funds, including fees for attending Board meetings, are based upon a fee schedule applicable to all Franklin Funds (excluding Franklin Managed Trust and Franklin Value Investors Trust) for those Boards on which they serve. Such fees are subject to reduction as a result of fee caps limiting the total amount of fees payable to Independent Board Members serving on Boards of multiple Franklin Funds. For the amount actually paid to each Independent Board Member by a Franklin Fund for the 12-month period ended September 30, 2006, please see Exhibit E to this proxy statement.

     ** Independent Board Members of Franklin Mutual Series Fund Inc. and Franklin Mutual Recovery Fund receive a total of $5,000 for a joint meeting of such Funds, the payment of which is allocated to each Fund and series thereof based upon average net assets.

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